EXHIBIT 4

AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.001 par value, of Seattle Genetics, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

June 23, 2006

By: /s/ Julian C. Baker_________
       Julian C. Baker

By: /s/ Felix J. Baker__________
       Felix J. Baker

Page 10 of 10 Pages